UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2019 (October 4, 2019)

Harvest Oil & Gas Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33024	80-0656612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 750
Houston, Texas 77002

(Address of Principal Executive Offices)

(713) 651-1144

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2019, EV Properties, L.P. (“EV Properties”), a wholly-owned subsidiary of Harvest Oil & Gas Corp. (“Harvest” or the “Company”), as borrower, and the Company and another wholly-owned subsidiary of the Company, as guarantors, entered into a Loan Agreement (the “New Credit Facility”) with Regions Bank, as lender.

Under the New Credit Facility, which is scheduled to mature on October 4, 2020 (the “Maturity Date”), EV Properties has a revolving line of credit available of up to $10.0 million. The Loan Agreement is guaranteed by Harvest Oil & Gas Acquisition Corp, a wholly-owned subsidiary of the Company, and the Company. The New Credit Facility may be renewed for a one-year term by mutual agreement between EV Properties and Regions Bank.

Borrowings under the New Credit Facility bear interest based upon the London Interbank Offered Rate plus one percent (1.00%).

In the event of default under the New Credit Facility, the lenders may elect, among other things, to declare any unpaid amounts obtained under the New Credit Facility to be immediately due and payable.

EV Properties can use the proceeds obtained under the New Credit Facility for working capital, letter of credit issuance and general corporate purposes in accordance with the terms and conditions of the New Credit Facility, as specified therein.

Item 1.02	Termination of a Material Definitive Agreement.

On October 4, 2019, in connection with EV Properties’ entry into the New Credit Facility described in Item 1.01 above, EV Properties terminated the $1.0 billion senior secured reserve-based revolving facility (the “Prior Credit Facility”) under the Third Amended and Restated Credit Agreement, dated as of June 4, 2018, among the Company, EV Properties, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and lead arranger, and the other lenders party thereto, which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 4, 2018.

The Prior Credit Facility was scheduled to mature on February 26, 2021 and provided a revolving line of credit available of up to $1.0 billion. The initial borrowing base was limited to $325.0 million, subject to an initial redetermination on April 1, 2019, and semi-annual redeterminations thereafter. The Prior Credit Facility required the Company to maintain (i) a ratio of total debt to EBITDAX over its most recent four fiscal quarters of no greater than 4.0 to 1.0 and (ii) a ratio of consolidated current assets (including unused commitments under the Prior Credit Facility) to current liabilities (excluding current maturities under the Prior Credit Facility) of no less than 1.0 to 1.0, in each case, measured as of the last day of each full fiscal quarter.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On October 8, 2019, Harvest issued a press release announcing its entry into the New Credit Facility as well as the declaration of a special cash dividend (“Dividend”) in the amount of $7.00 per share of Harvest’s common stock, par value of $0.01 (“Common Stock”), payable on October 28, 2019 to its shareholders of record as of the close of business on October 18, 2019. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On October 8, 2019, the Board of Directors of Harvest declared a Dividend of $7.00 per share of Common Stock payable on October 28, 2019 to its shareholders of record as of the close of business on October 18, 2019.

The Company has outstanding warrants to purchase Common Stock expiring June 5, 2023, subject to certain adjustment from time to time upon the occurrence of certain events. In accordance with the terms of those outstanding warrants, the declaration of the Dividend will result in an adjustment to the warrant exercise price from $37.48 to $30.48 per share, effective immediately prior to the opening of business on October 21, 2019.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Harvest Oil & Gas Corp. dated October 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 8, 2019	Harvest Oil & Gas Corp.

	By:	/s/ RYAN STASH
Ryan Stash
Vice President and Chief Financial Officer